Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report on the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries (the “Company”), dated February 24, 2016 (except with respect to segment changes as described in Note 2 and the subsequent events described in Note 23, as to which the date is November 17, 2016), which appears in MetLife, Inc.’s Current Report on Form 8-K, our report dated February 24, 2016, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, which appears in MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, and to the reference to us under the working “Experts” in the Prospectus, which is part of this Registration Statement.

New York, New York

November 17, 2016